CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 of STRATA Skin Sciences, Inc. and Subsidiary (No. 333-205797) to be filed on or about November 20, 2019 of our report dated April 2, 2018, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is October 29, 2019, on our audit of the consolidated financial statements as of December 31, 2017 and for the year then ended, which report was included in the Annual Report on Form 10-K filed October 30, 2019.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
November 20, 2019